                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  Schedule 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.  15 )*

                            THE TIMES MIRROR COMPANY
-------------------------------------------------------------------------------
                                (Name of Issuer)

                Series A Common Stock, par value $1.00 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  887 364 10 7
-------------------------------------------------------------------------------
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement. [] (A fee fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))
                               Page 1 of 26 Pages

CUSIP NO.   887364 10 7                  13G           PAGE  2    OF  26   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Chandis Securities Company
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          California
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     8,581,432
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               8,581,432
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          8,581,432
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          12.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.   887364 10 7                  13G           PAGE  3    OF  26   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Gwendolyn Garland Babcock
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    243
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     18,670,847
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   243
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               18,670,847
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          18,671,090
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          26.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          00(Trustee)
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.   887364 10 7                  13G           PAGE  4    OF  26   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Bruce Chandler
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    243
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     18,668,546
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   243
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               18,668,546
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          18,668,789
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          26.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          00(Trustee)
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.   887364 10 7                  13G           PAGE  5    OF  26   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William Stinehart, Jr.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     18,669,289
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               18,669,289
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          18,669,289
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          26.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          00(Trustee)
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.   887364 10 7                  13G           PAGE  6    OF  26   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Camilla Chandler Frost
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    131,691
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     18,714,091
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   131,691
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               18,714,091
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          18,845,782
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          27.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          00(Trustee)
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.   887364 10 7                  13G           PAGE  7    OF  26   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Douglas Goodan
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    500
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     18,668,546
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   500
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               18,668,546
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          18,669,046
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          26.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          00(Trustee)
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.   887364 10 7                  13G           PAGE  8    OF  26   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Judy C. Webb
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     18,668,546
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               18,668,546
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          18,668,546
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          26.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          00(Trustee)
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.   887364 10 7                  13G           PAGE  9    OF  26   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Warren B. Williamson
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    283
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     18,668,546
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   283
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               18,668,546
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          18,668,829
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          26.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          00(Trustee)
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

      CUSIP No.   887364 10 7         13G             Page  10   of   26  Pages


Item 1.  Issuer.

     (a)          Name of Issuer:

                  The Times Mirror Company (the "Issuer")

     (b)          Address of Issuer's Principal Executive Offices:

                  Times Mirror Square

                  Los Angeles, California 90053

Item 2.           Security and Background.

     (a)          Name of Person Filing:

                  The person filing this Schedule 13G is Chandis Securities Company ("CSC"), a corporation.

     (b)          Principal Business Address:

                  The principal business address of CSC is 350 West Colorado Boulevard, Pasadena, California 91105.

     (c)          Place of Organization:

                  CSC is organized in California.

     (d)          Title and Class of Securities:

                  Series A Common Stock

     (e)          CUSIP No.:

                  887364 10 7

Item 3.           Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

Item 4.           Ownership.

     (a)          Amount Beneficially Owned:

                  8,581,432

     (b)          Percent of Class:

                  Approximately 12.3%

     (c)          Voting and Dispositive Power:

                  CSC has shared voting and dispositive power with respect to all 8,581,432 shares of Series A Common Stock of the Issuer beneficially owned by it.

      CUSIP No.   887364 10 7         13G             Page  11   of   26  Pages



Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable.

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable.

      CUSIP No.   887364 10 7         13G             Page  12   of   26  Pages



Item 1.           Issuer.

     (a)          Name of Issuer:

                  The Times Mirror Company (the "Issuer")

     (b)          Address of Issuer's Principal Executive Offices:

                  Times Mirror Square

                  Los Angeles, California 90053

Item 2.           Security and Background.

     (a)          Name of Person Filing:

                  The person filing this Schedule 13G is Gwendolyn Garland Babcock, an individual.

     (b)          Residence Address:

                  The residence address of Ms. Babcock is 1575 Circle Drive, San Marino, California 91108.

     (c)          Citizenship:

                  Ms. Babcock is a citizen of the United States.

     (d)          Title and Class of Securities:

                  Series A Common Stock

     (e)          CUSIP No.:

                  887364 10 7

Item 3.           Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

Item 4.           Ownership.

     (a)          Amount Beneficially Owned:

                  18,671,090

     (b)          Percent of Class:

                  Approximately 26.7%

     (c)          Voting and Dispositive Power:

                  Ms. Babcock has (i) sole power to vote or to direct the vote of 243 shares, (ii) shared power to vote or direct the vote of 18,670,847 shares, (iii) sole power to dispose or direct the disposition of 243 shares and (iv) shared power to dispose of or direct the disposition of 18,670,847 shares of Series A Common Stock of the Issuer beneficially owned by her.

      CUSIP No.   887364 10 7         13G             Page  13   of   26  Pages



Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable.

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable.

      CUSIP No.   887364 10 7         13G             Page  14   of   26  Pages



Item 1.  Issuer.

     (a)          Name of Issuer:

                  The Times Mirror Company (the "Issuer")

     (b)          Address of Issuer's Principal Executive Offices:

                  Times Mirror Square

                  Los Angeles, California 90053

Item 2.           Security and Background.

     (a)          Name of Person Filing:

                  The person filing this Schedule 13G is Bruce Chandler, an individual.

     (b)          Residence Address:

                  The residence address of Mr. Chandler is 1600 South Bayfront, Balboa Island, California 92611.

     (c)          Citizenship:

                  Mr. Chandler is a citizen of the United States.

     (d)          Title and Class of Securities:

                  Series A Common Stock

     (e)          CUSIP No.:

                  887364 10 7

Item 3.           Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

Item 4.           Ownership.

     (a)          Amount Beneficially Owned:

                  18,668,789

     (b)          Percent of Class:

                  Approximately 26.7%

     (c)          Voting and Dispositive Power:

                  Mr. Chandler has (i) sole power to vote or to direct the vote of 243 shares, (ii) shared power to vote or direct the vote of 18,668,546 shares, (iii) sole power to dispose or direct the disposition of 243 shares and (iv) shared power to dispose of or direct the disposition of 18,668,546 shares of Series A Common Stock of the Issuer beneficially owned by him.

      CUSIP No.   887364 10 7         13G             Page  15   of   26  Pages



Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable.

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable.

      CUSIP No.   887364 10 7         13G             Page  16   of   26  Pages



Item 1.  Issuer.

     (a)          Name of Issuer:

                  The Times Mirror Company (the "Issuer")

     (b)          Address of Issuer's Principal Executive Offices:

                  Times Mirror Square

                  Los Angeles, California 90053

Item 2.           Security and Background.

     (a)          Name of Person Filing:

                  The person filing this Schedule 13G is William Stinehart, Jr., an individual.

     (b)          Principal Business Address:

                  The principal business address of Mr. Chandler is Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Los Angeles, California 90067.

     (c)          Citizenship:

                  Mr. Stinehart is a citizen of the United States.

     (d)          Title and Class of Securities:

                  Series A Common Stock

     (e)          CUSIP No.:

                  887364 10 7

Item 3.           Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

Item 4.           Ownership.

     (a)          Amount Beneficially Owned:

                  18,669,289

     (b)          Percent of Class:

                  Approximately 26.7%

     (c)          Voting and Dispositive Power:

                  Mr. Stinehart has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 18,669,289 shares, (iii) sole power to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 18,669,289 shares of Series A Common Stock of the Issuer beneficially owned by him.

      CUSIP No.   887364 10 7         13G             Page  17   of   26  Pages


Item 5.          Ownership of Five Percent or Less of a Class.

                 Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable.

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable.

      CUSIP No.   887364 10 7         13G             Page  18   of   26  Pages


Item 1.  Issuer.

     (a)          Name of Issuer:

                  The Times Mirror Company (the "Issuer")

     (b)          Address of Issuer's Principal Executive Offices:

                  Times Mirror Square

                  Los Angeles, California 90053

Item 2.           Security and Background.

     (a)          Name of Person Filing:

                  The person filing this Schedule 13G is Camilla Chandler Frost, an individual.

     (b)          Principal Business Address:

                  The principal business address of Ms. Frost is Chandis Securities Company, 350 West Colorado Boulevard, Pasadena, California 91105.

     (c)          Citizenship:

                  Ms. Frost is a citizen of the United States.

     (d)          Title and Class of Securities:

                  Series A Common Stock

     (e)          CUSIP No.:

                  887364 10 7

Item 3.           Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

Item 4.           Ownership.

     (a)          Amount Beneficially Owned:

                  18,845,782

     (b)          Percent of Class:

                  Approximately 27.0%

     (c)          Voting and Dispositive Power:

                  Ms. Frost has (i) sole power to vote or to direct the vote of 131,691 shares, (ii) shared power to vote or direct the vote of 18,714,091 shares, (iii) sole power to dispose or direct the disposition of 131,691 shares and (iv) shared power to dispose of or direct the disposition of 18,714,091 shares of Series A Common Stock of the Issuer beneficially owned by her.

      CUSIP No.   887364 10 7         13G             Page  19   of   26  Pages



Item 5.          Ownership of Five Percent or Less of a Class.

                 Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable.

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable.

      CUSIP No.   887364 10 7         13G             Page  20   of   26  Pages



Item 1.  Issuer.

     (a)          Name of Issuer:

                  The Times Mirror Company (the "Issuer")

     (b)          Address of Issuer's Principal Executive Offices:

                  Times Mirror Square

                  Los Angeles, California 90053

Item 2.           Security and Background.

     (a)          Name of Person Filing:

                  The person filing this Schedule 13G is Douglas Goodan, an individual.

     (b)          Residence Address:

                  The residence address of Mr. Goodan is 2550 Aberdeen Avenue, Los Angeles, California 90027.

     (c)          Citizenship:

                  Mr. Goodan is a citizen of the United States.

     (d)          Title and Class of Securities:

                  Series A Common Stock

     (e)          CUSIP No.:

                  887364 10 7

Item 3.           Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

Item 4.           Ownership.

     (a)          Amount Beneficially Owned:

                  18,669,046

     (b)          Percent of Class:

                  Approximately 26.7%

     (c)          Voting and Dispositive Power:

                  Mr. Goodan has (i) sole power to vote or to direct the vote of 500 shares, (ii) shared power to vote or direct the vote of 18,668,546 shares, (iii) sole power to dispose or direct the disposition of 500 shares and (iv) shared power to dispose of or direct the disposition of 18,668,546 shares of Series A Common Stock of the Issuer beneficially owned by him.

      CUSIP No.   887364 10 7         13G             Page  21   of   26  Pages




Item 5.          Ownership of Five Percent or Less of a Class.

                 Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable.

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable.

      CUSIP No.   887364 10 7         13G             Page  22   of   26  Pages



Item 1.  Issuer.

     (a)          Name of Issuer:

                  The Times Mirror Company (the "Issuer")

     (b)          Address of Issuer's Principal Executive Offices:

                  Times Mirror Square

                  Los Angeles, California 90053

Item 2.           Security and Background.

     (a)          Name of Person Filing:

                  The person filing this Schedule 13G is Judy C. Webb, an individual.

     (b)          Residence Address:

                  The residence address of Ms. Webb is 19 Leeward Road, Belvedere, California 94920.

     (c)          Citizenship:

                  Ms. Webb is a citizen of the United States.

     (d)          Title and Class of Securities:

                  Series A Common Stock

     (e)          CUSIP No.:

                  887364 10 7

Item 3.           Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

Item 4.           Ownership.

     (a)          Amount Beneficially Owned:

                  18,668,546

     (b)          Percent of Class:

                  Approximately 26.7%

     (c)          Voting and Dispositive Power:

                  Ms. Webb has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 18,668,546 shares, (iii) sole power to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 18,668,546 shares of Series A Common Stock of the Issuer beneficially owned by her.

      CUSIP No.   887364 10 7         13G             Page  23   of   26  Pages


Item 5.          Ownership of Five Percent or Less of a Class.

                 Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable.

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable.

      CUSIP No.   887364 10 7         13G             Page  24   of   26  Pages



Item 1.  Issuer.

     (a)          Name of Issuer:

                  The Times Mirror Company (the "Issuer")

     (b)          Address of Issuer's Principal Executive Offices:

                  Times Mirror Square

                  Los Angeles, California 90053

Item 2.           Security and Background.

     (a)          Name of Person Filing:

                  The person filing this Schedule 13G is Warren B. Williamson, an individual.

     (b)          Principal Business Address:

                  The principal business address of Mr. Williamson is 350 West Colorado Boulevard, Pasadena, California 91105.

     (c)          Citizenship:

                  Mr. Williamson is a citizen of the United States.

     (d)          Title and Class of Securities:

                  Series A Common Stock

     (e)          CUSIP No.:

                  887364 10 7

Item 3.           Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

Item 4.           Ownership.

     (a)          Amount Beneficially Owned:

                  18,668,829

     (b)          Percent of Class:

                  Approximately 26.7%

     (c)          Voting and Dispositive Power:

                  Mr. Williamson has (i) sole power to vote or to direct the vote of 283 shares, (ii) shared power to vote or direct the vote of 18,668,829 shares, (iii) sole power to dispose or direct the disposition of 283 shares and (iv) shared power to dispose of or direct the disposition of 18,668,829 shares of Series A Common Stock of the Issuer beneficially owned by him.

      CUSIP No.   887364 10 7         13G             Page  25   of   26  Pages



Item 5.          Ownership of Five Percent or Less of a Class.

                 Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable.

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable.

      CUSIP No.   887364 10 7         13G             Page  26   of   26  Pages





                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

CHANDIS SECURITIES COMPANY



           By:   /s/ Warren B. Williamson
              ---------------------------------
                 Warren B. Williamson,                     January 31, 1997
                 Chairman of the Board


           By:   /s/ Camilla Chandler Frost
              ---------------------------------
                 Camilla Chandler Frost,                   January 31, 1997
                 Secretary



             /s/ Gwendolyn Garland Babcock
           ------------------------------------
            Gwendolyn Garland Babcock                      January 31, 1997



             /s/ Bruce Chandler
           ------------------------------------
            Bruce Chandler                                 January 31, 1997


             /s/ William Stinehart, Jr.
           ------------------------------------
            William Stinehart, Jr.                         January 31, 1997


             /s/ Camilla Chandler Frost
           ------------------------------------
           Camilla Chandler Frost                          January 31, 1997


             /s/ Douglas Goodan
           ------------------------------------
           Douglas Goodan                                  January 31, 1997


             /s/ Judy C. Webb
           ------------------------------------
           Judy C. Webb                                    January 31, 1997



             /s/ Warren B. Williamson
           ------------------------------------
           Warren B. Williamson                            January 31, 1997